EXHIBIT 3.1

ROSS MILLER	Filed in the office of	Document Number
Secretary of State		20070785870-04
204 North Carson Street, Ste 1	/s/ Ross Miller	Filing Date and Time
Carson City, Nevada 89701-4299	Ross Miller	11/16/2007 4:41 PM
(775) 684 5708	Secretary of State	Entity Number
Website: secretaryofstate.biz	State of Nevada	C3753-1999

Articles of Conversion (PURSUANT TO NRS 92A.205) Page 1

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion
(Pursuant to NRS 92A.205)

1.	Name and jurisdiction of organization of constituent entity and resulting entity:

LINCOLN GOLD CORPORATION

Name of merging entity

NEVADA	CORPORATION
Jurisdiction	Entity type*

and,

LINCOLN GOLD CORPORATION
Name of resulting entity

CANADA – FEDERAL	CORPORATION
Jurisdiction	Entity type*

1.	A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.

3.	Location of plan of conversion: (check one):

[X]	The entire plan of conversion is attached to these articles.

[ ]	The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity.

[ ]	The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330.

* corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Conversion Page 1 2007
Revised on: 01/01/07

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Conversion (PURSUANT TO NRS 92A.205) Page 2

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

4.	Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion):

Attn:	Paul F. Saxton

c/o:	Lincoln Gold Corporation 350, 885 Dunsmuir Street Vancouver, British Columbia Canada V6C 1N5

5.	Effective date of conversion (optional) (not to exceed 90 days after the articles are filed pursuant to NRS 92A.240)*:

6.	Signatures – must be signed by:

1.      If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or all the members if there are no managers; a trustee of each Nevada business trust; a managing partners of a Nevada limited-liability partnership (a.k.a.: general partnership governed by NRS chapter 87).

2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it.

Lincoln Gold Corporation
Name of constituent entity

X /s/ Paul F. Saxton	President	Nov. 14, 2007
Signature	Title	Date

* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. This statement must be included within the resulting entity’s articles.

Filing Fee $350.00

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Conversion Page 2 2007
Revised on: 01/01/07

PLAN OF CONVERSION
OF
LINCOLN GOLD CORPORATION
(A Nevada Corporation)
INTO
LINCOLN GOLD CORPORATION
(A Company Organized Under the Laws of the Federal Jurisdiction of Canada)

              Lincoln Gold Corporation, a Nevada corporation (the “Constituent Entity”), hereby adopts the following Plan of Conversion:

              1.             The name of the Constituent Entity is: Lincoln Gold Corporation

              2.             The name of the resulting entity (the “Resulting Entity”) is: Lincoln Gold Corporation

              3.             The jurisdiction of the law that governs the Constituent Entity is the State of Nevada. The jurisdiction of the law that will govern the Resulting Entity is the federal jurisdiction of Canada.

              4.             As soon as is practicable following approval of this Plan of Conversion by the shareholders of the Constituent Entity and all requisite corporate and regulatory action in respect of the Resulting Entity has been taken, the Constituent Entity will cause the conversion of the Constituent Entity into the Resulting Entity (the “Conversion”) to be consummated by the filing of the Articles of Conversion in the office of the Nevada Secretary of State in such form as is required by, and signed in accordance with, the applicable provisions of Chapter 92A of the Nevada Revised Statutes (“NRS”) and the execution and filing of the Articles of Continuance with the Director of Industry Canada. The date of the Certificate of Continuance issued by the Director of Industry Canada shall be the effective date of the Conversion (the “Conversion Date”).

              5.             As of the Conversion Date:

(a)           The Constituent Entity shall be converted into the Resulting Entity which shall possess all rights, privileges, powers and franchises of a public nature and a private nature and shall be subject to all restrictions, disabilities and duties of the Constituent Entity.

(b)           The title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by the Constituent Entity, and all debts due to the Constituent Entity on whatever account, as well as all other things in action or belonging to the Constituent Entity, shall in accordance with the NRS be vested in the Resulting Entity without reservation or impairment.

(c)           The Resulting Entity shall have all of the debts, liabilities and duties of the Constituent Entity, but all rights of creditors accruing and all liens placed upon any property of the Constituent Entity up to the Conversion Date shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entity shall attach to the Resulting Entity and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties.

(d)           Any proceeding pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding in place of the Constituent Entity.

(e)           Any surplus appearing on the books of the Constituent Entity shall be entered as surplus on the books of the Resulting Entity and all such surplus shall thereafter be dealt by the Resulting Entity in any lawful manner.

(f)           Once the Conversion is completed, the holders of shares of common stock of the Constituent Entity instead will own one common share without par value of the Resulting Entity for each share of common stock held immediately prior to the Conversion. The currently outstanding options to purchase shares of the Constituent Entity's common stock will represent options to purchase an equivalent number of common shares of the Resulting Entity for the equivalent purchase price per share without other action by the Constituent Entity's option holders. Option holders will not have to exchange their options. Option holders who are not shareholders will not have a right to vote on the Conversion.

(g)           The Conversion, if approved, will effect a change in the legal jurisdiction of incorporation of the Constituent Entity as of the effective date thereof, but the Constituent Entity will not, as a result of the change in legal jurisdiction, change its business or operations after the effective date of the Conversion as the Resulting Entity.

(h)           Paul Saxton, Andrew Milligan, Andrew Bowering, James Chapman and Stephen Chi will be elected to the board of directors of the Resulting Entity effective as of the Conversion Date. As of the Conversion Date, the election, duties, resignation and removal of the Constituent Entity directors and officers shall be governed by the Canada Business Corporations Act, the Articles of Continuance and the Bylaws of the Resulting Entity.

            6.             The full text of the Articles of Continuance and Bylaws of the Resulting Entity are attached hereto as Schedule A and Schedule B, respectively, and each is incorporated herein by this reference.

            7.             The Constituent Entity intends that this Plan of Conversion will constitute the complete Plan of Conversion referred to in Section 92A.105 of the NRS.